Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

NEWPORT CORPORATION REPORTS

SECOND QUARTER AND FIRST HALF 2014 RESULTS

Irvine, California — July 30, 2014 — Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter and six months ended June 28, 2014, and its outlook for the third quarter and second half of 2014.  The company noted the following regarding the second quarter results:

•                        Net sales of $153.2 million;

•                        New orders of $149.0 million;

•                        Net income attributable to Newport Corporation of $9.0 million, or $0.22 per diluted share, when measured according to generally accepted accounting principles (GAAP);

•                        Non-GAAP net income of $13.6 million, or $0.34 per diluted share, excluding the amortization of intangible assets, stock-based compensation expense, acquisition-related, restructuring and severance costs and the tax impact of the excluded amounts; and

•                        Cash generated from operations of $24.2 million, and a net cash position of $2.8 million at the end of the quarter.

Commenting on the results, Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “Newport delivered strong financial results in the second quarter, with sales increasing 4.3% sequentially and 14.2% on a year-over-year basis.  We were able to leverage this sales growth into a 70% year-over-year increase in non-GAAP earnings per diluted share.  We also continued to generate strong cash flows from operations, and our new orders increased both sequentially and year-over-year.  In the first half of 2014, we increased our sales by 12.5%, and our non-GAAP earnings per diluted share by 77.1%, compared with the first half of 2013.”

Sales and Orders

Newport’s sales and orders by end market were as follows:

				Percentage	Percentage
	Three Months Ended			Change vs.	Change vs.
	June 28,	March 29,	June 29,	Prior	Prior Year
(In thousands, except percentages, unaudited)	2014	2014	2013 (1)	Quarter	Period

Sales by End Market

Scientific research	$30,544	$31,881	$29,978	-4.2%	1.9%
Microelectronics	40,869	33,953	29,017	20.4%	40.8%
Life and health sciences	32,393	34,262	31,173	-5.5%	3.9%
Defense and security	14,481	11,577	13,764	25.1%	5.2%
Industrial manufacturing and other	34,945	35,217	30,302	-0.8%	15.3%
Total	$153,232	$146,890	$134,234	4.3%	14.2%

Orders by End Market

Scientific research	$32,647	$28,255	$30,555	15.5%	6.8%
Microelectronics	35,396	42,579	35,621	-16.9%	-0.6%
Life and health sciences	25,932	29,662	31,590	-12.6%	-17.9%
Defense and security	14,536	11,325	14,344	28.4%	1.3%
Industrial manufacturing and other	40,523	35,463	35,532	14.3%	14.0%
Total	$149,034	$147,284	$147,642	1.2%	0.9%

Note:

(1)         Certain prior period amounts have been reclassified to conform to the current period presentation.

In the second quarter of 2014, the company’s sales and orders increased 14.2% and 0.9%, respectively, compared with the prior year period.  The year-over-year increase in sales was driven by higher levels in all of the company’s end markets, particularly the microelectronics end market.  The year-over-year increase in orders was driven by increases in the company’s scientific research and industrial manufacturing and other end markets, offset by decreased orders from customers in its life and health sciences end market.

On a sequential basis, sales and orders increased 4.3% and 1.2%, respectively.  The sequential increase in sales was due primarily to higher sales to customers in the company’s microelectronics and defense and security end markets, offset in part by decreased sales to customers in its life and health sciences, scientific research and industrial manufacturing and other end markets.  The sequential increase in orders was due primarily to increased orders from customers in the company’s defense and security, scientific research and industrial manufacturing and other end markets, offset in part by decreased orders from customers in the company’s microelectronics and life and health sciences end markets.

Operating Income and Net Income

Newport reported operating income for the second quarter of 2014 of $13.5 million, or 8.8% of net sales, when calculated in accordance with GAAP.  On a non-GAAP basis, excluding the amortization of intangible assets, stock-based compensation expense and acquisition-related, restructuring and severance costs, the company’s operating income for the second quarter of 2014 was $20.0 million, or 13.1% of net sales.

On a GAAP basis, the company reported net income attributable to Newport Corporation for the second quarter of 2014 of $9.0 million, or $0.22 per diluted share.  On a non-GAAP basis, excluding the items referenced above and the tax impact of such excluded amounts, the company’s net income for the second quarter of 2014 was $13.6 million, or $0.34 per diluted share.

The company has provided a reconciliation of its gross profit, operating income, net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis following the statements of income and comprehensive income included in this release.  Management believes that the supplemental presentation of non-GAAP financial information provides insight into the company’s core business results, as well as a useful resource for comparison of its financial results between periods.

Financial Outlook

Commenting on Newport’s outlook, Mr. Phillippy said, “Our financial results for the second quarter and first half of 2014 highlight the strength of our business and the continued successful execution of our strategic plan.  We expect our third quarter sales to be in the range of $148 million to $153 million, reflecting an increase of 7% to 10% compared with the third quarter of 2013.  For the full year, we expect our book-to-bill ratio to be solidly above 1.0, and we anticipate that our total sales for the second half of 2014 will be higher than both the first half of 2014 and the second half of 2013.  We also expect to continue our track record of generating strong earnings and cash flows on increased sales levels.”

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, life and health sciences, industrial manufacturing and defense/security markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics and precision motion equipment, and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

Learn more about Newport at www.newport.com and follow the company on Twitter, YouTube and Facebook.  To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President, Chief Financial Officer and Treasurer, will host an investor conference call today, July 30, 2014, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the second quarter of 2014 and its business outlook for the third quarter and second half of 2014.  The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors.  The call also will be available to investors and analysts by dialing 877-375-4189 within the U.S. and Canada or 973-935-2046 from abroad.

The webcast will be archived on the Newport website and can be reached through the same link.  An archived webcast will also be available on Newport’s investor relations app.  A telephonic playback of the conference call will be available by calling 855-859-2056 within the U.S. and Canada and 404-537-3406 from abroad.  Playback will be available beginning at 8:00 p.m. Eastern time on Wednesday, July 30, 2014, and continue through 11:59 p.m. Eastern time on Wednesday, August 6, 2014.  The replay passcode is 74723141.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding, the company’s expectation that its book-to-bill ratio will be solidly above 1.0 for the full year; the company’s expected sales level in the third quarter of 2014 and its expectation of higher sales in the second half of 2014 on both a sequential and year-over-year basis; and the company’s expectation of continuing to generate strong earnings and cash flows.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense and security industries; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(In thousands, except per share amounts)	2014	2013	2014	2013

Net sales	$153,232	$134,234	$300,122	$266,841
Cost of sales	83,344	76,997	164,775	154,472
Gross profit	69,888	57,237	135,347	112,369

Selling, general and administrative expenses	42,085	38,067	81,291	75,675
Research and development expense	14,318	13,577	28,456	26,678
Gain on sale of assets	—	—	(411)	—
Operating income	13,485	5,593	26,011	10,016

Interest and other expense, net	(658)	(2,042)	(1,634)	(4,179)
Income before income taxes	12,827	3,551	24,377	5,837

Income tax provision	3,830	946	7,439	498
Net income	8,997	2,605	16,938	5,339
Net income (loss) attributable to non-controlling interests	45	(57)	100	(69)
Net income attributable to Newport Corporation	$8,952	$2,662	$16,838	$5,408

Net income	$8,997	$2,605	$16,938	$5,339
Other comprehensive income:
Foreign currency translation gains (losses)	(825)	777	(364)	(1,675)
Unrecognized net pension gains	59	38	102	228
Unrealized losses on marketable securities	(42)	(50)	(22)	(148)
Comprehensive income	$8,189	$3,370	$16,654	$3,744

Comprehensive income (loss) attributable to non-controlling interests	$46	$(85)	$115	$(146)
Comprehensive income attributable to Newport Corporation	8,143	3,455	16,539	3,890
Comprehensive income	$8,189	$3,370	$16,654	$3,744

Net income per share attributable to Newport Corporation:
Basic	$0.22	$0.07	$0.42	$0.14
Diluted	$0.22	$0.07	$0.42	$0.14

Shares used in the computation of net income per share:
Basic	39,881	39,085	39,703	38,843
Diluted	40,528	39,361	40,513	39,311

Other operating data:
New orders received during the period	$149,034	$147,642	$296,318	$281,227
Backlog at the end of period scheduled to ship within 12 months			$183,108	$151,056

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(In thousands, except percentages and per share amounts)	2014	2013	2014	2013
Net sales	$153,232	$134,234	$300,122	$266,841

Cost of sales:
Cost of sales - GAAP	$83,344	$76,997	$164,775	$154,472
Amortization of intangible assets	962	920	1,924	1,815
Stock-based compensation expense	279	244	491	453
Acquisition-related, restructuring and severance costs	—	—	—	403
Non-GAAP cost of sales	82,103	75,833	162,360	151,801
Non-GAAP gross profit	$71,129	$58,401	$137,762	$115,040

Non-GAAP gross profit as a percentage of net sales	46.4%	43.5%	45.9%	43.1%

Operating income:
Operating income - GAAP	$13,485	$5,593	$26,011	$10,016
Amortization of intangible assets	2,476	2,615	4,955	5,201
Stock-based compensation expense	3,110	1,876	5,447	4,145
Acquisition-related, restructuring and severance costs	952	2,693	1,920	4,567
Gain on sale of assets	—	—	(411)	—
Non-GAAP operating income	$20,023	$12,777	$37,922	$23,929

Non-GAAP operating income as a percentage of net sales	13.1%	9.5%	12.6%	9.0%

Net income attributable to Newport Corporation:
Net income - GAAP	$8,952	$2,662	$16,838	$5,408
Amortization of intangible assets	2,476	2,615	4,955	5,201
Stock-based compensation expense	3,110	1,876	5,447	4,145
Acquisition-related, restructuring and severance costs	952	2,693	1,920	4,567
Gain on sale of assets	—	—	(411)	—
Income tax provision on non-GAAP adjustments	(1,881)	(2,082)	(3,572)	(5,397)
Non-GAAP net income	$13,609	$7,764	$25,177	$13,924

Net income per diluted share attributable to Newport Corporation:
Net income - GAAP	$0.22	$0.07	$0.42	$0.14
Total non-GAAP adjustments	0.12	0.13	0.20	0.21
Non-GAAP net income per diluted share	$0.34	$0.20	$0.62	$0.35

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	June 28,	December 28,
(In thousands)	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$67,896	$53,710
Restricted cash	1,725	2,305
Marketable securities	8,199	8,219
Accounts receivable, net	97,396	96,388
Inventories, net	111,646	103,383
Deferred income taxes	22,510	22,437
Prepaid expenses and other current assets	17,583	14,769
Total current assets	326,955	301,211

Property and equipment, net	83,871	80,516
Goodwill	78,757	78,801
Deferred income taxes	4,463	4,474
Intangible assets, net	62,406	67,342
Investments and other assets	30,930	32,885
	$587,382	$565,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$4,234	$4,861
Accounts payable	37,927	31,714
Accrued payroll and related expenses	39,630	31,015
Accrued expenses and other current liabilities	34,358	35,341
Total current liabilities	116,149	102,931

Long-term debt, net	70,795	83,646
Pension liabilities	27,915	27,093
Deferred income taxes and other liabilities	22,289	23,182

Total stockholders’ equity of Newport	350,008	326,968
Non-controlling interests	226	1,409
Total stockholders’ equity	350,234	328,377
	$587,382	$565,229